Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

High Desert Holding Corp.

We hereby consent to the use of our report dated June 3, 2016 with respect to the financial statements of High Desert Holding Corp. as of December 31, 2015 and 2014 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/S/ Michael Gillespie & Associates, PLLC

Michael Gillespie & Associates, PLLC

Seattle, Washington

December 16, 2016